Exhibit 2(a)(2)

ROCHDALE HIGH YIELD ADVANCES FUND LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM SUCH REGISTRATION SET FORTH IN THE SECURITIES ACT OF 1933 PROVIDED BY SECTION 4(2) THEREOF AND RELATED REGULATIONS, NOR HAVE THEY BEEN REGISTERED WITH THE SECURITIES COMMISSION OF ANY STATE OR OTHER JURISDICTION.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED, EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT AND IN A TRANSACTION WHICH IS EITHER EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND THE SECURITIES LAWS OF OTHER RELEVANT STATES OR JURISDICTIONS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT  OR QUALIFICATION UNDER SUCH LAWS.

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT of Rochdale High Yield Advances Fund LLC (the “Fund”) is made effective as of October 25, 2010 by and between the Board of Managers of the Fund and such other Persons who are admitted as Members from time to time in accordance with the terms of this Agreement.

W I T N E S E T H:

WHEREAS, the Fund has been formed as a limited liability company under the Delaware Act, pursuant to the Certificate executed and dated October 25, 2010, and filed by Garrett R. D’Alessandro as the Initial Manager with the Secretary of State of the State of Delaware on October 25, 2010; and

WHEREAS, the Fund has been formed to engage in certain investment activities as more fully described in its private offering memorandum, as may be amended from time to time;

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1         DEFINED TERMS.  Unless the context of their use requires a different interpretation or unless expressly provided otherwise in this Agreement, capitalized terms used in this Agreement shall have the meanings assigned to such terms in this Section 1.1., or the meanings assigned to such terms by parenthetic reference throughout this Agreement.  Any capitalized term used but not defined in this Agreement shall have the meaning set forth in the Delaware Limited Liability Company Act.  When used in this Agreement, the following terms shall have the meanings set forth below:

“ADVISERS ACT” means the Investment Advisers Act of 1940 and the rules, regulations, and orders thereunder, as amended from time to time, or any successor law.

“AFFILIATE” means affiliated person as such term is defined in the 1940 Act, as hereinafter defined.

“AGREEMENT” means this Limited Liability Company Operating Agreement, as amended and/or restated from time to time.

“BOARD” means the Board of Managers of the Fund as established pursuant to Section 2.6, and each Manager on the Board shall be deemed a “Manager” of the Fund within the meaning of the Delaware Act.

“CAPITAL ACCOUNT” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(a)          To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Member pursuant to Section 6.2 or Section 6.3 hereof, and the amount of any the Fund’s liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b)          To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to such Member pursuant to Section 6.2 or Section 6.3 hereof, and the amount of any liabilities of such Member assumed by the Fund or which are secured by any property contributed by such Member to the Fund.

(c)          In the event all or a portion of an Interest in the Fund is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(d)          In determining the amount of any liability for purposes of sub-paragraph (a) and (b) above, there shall be taken into account Code §752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation §1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

“CAPITAL CONTRIBUTIONS” means the initial Gross Asset Value of property plus money contributed by the Members to the Fund pursuant to this Agreement and, in the case of all the Members, the aggregate of all such Capital Contributions.

“CERTIFICATE” means the Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

“CLASS” means any class of limited liability company interests established by the Board from time to time.

“CLOSING” means the closing of a subscription to purchase a Share.

“CODE” means the United States Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, or any successor law.

“COMPANY MINIMUM GAIN” has the meaning set forth in §1.704-2(b)(2) and §1.704-2(d) of the Treasury Regulations.

“CONFIDENTIAL INFORMATION” shall have the meaning as set forth in Section 9.12(a).

“DEFICIT CAPITAL ACCOUNT” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)          Credit to such Capital Account any amount which such Member is obligated to restore under Treasury Regulation §1.704-1(b) (2) (ii) (c), as well as any addition thereto pursuant to the next to last sentence of Treasury Regulations §§1.704-2(g)(1) and (i)(5); and

(b)          Debit to such Capital Account the items described in Treasury Regulations §§1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Deficit Capital Account is intended to comply with the provision of Treasury Regulations §§1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

“DELAWARE ACT” means the Delaware Limited Liability Company Act (6 DEL. Sections 18-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.

“DEPRECIATION” means, for each Fiscal Year or other Fiscal Period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

“FISCAL PERIOD” means the period commencing on the initial Closing, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

(a)          the last day of a Fiscal Year;

(b)          the day preceding any day as of which a contribution to the Fund is made pursuant to this Agreement;

(c)          the day as of which the Fund repurchases all or a portion of the Units of any Member pursuant to this Agreement;

(d)          any day as of which there is any distribution to a Member pursuant to this Agreement other than pro rata distributions to all Members;

(e)          the day on which a substitute Member is admitted;

(f)          any day on which any amount is credited to, or debited against, the Capital Account of a Member, other than an amount to be credited to, or debited against, the Capital Account of all Members pro rata in proportion to Units held;

(g)          the date as of which the Fund terminates; or

(h)          any other date as established by the Board.

“FISCAL YEAR” means, for accounting purposes, the period commencing on the initial Closing and ending on December 31 and thereafter each period commencing on January 1 of each year and ending on December 31 of each year (or on the date of a final distribution pursuant to Section 7.2 hereof), unless the Board shall designate another fiscal year for the Fund that is a permissible taxable year under the Code.

“FORM N-2” means the Fund’s Registration Statement on Form N-2 or any successor form filed with the U. S. Securities and Exchange Commission (the “SEC”), as amended from time to time.

“GROSS ASSET VALUE” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          The initial Gross Asset Value of any asset contributed by a Member to the Fund shall be the gross fair market value of such asset, as determined pursuant to procedures adopted by the Board.

(b)          The Gross Asset Value of all the Fund assets shall be adjusted to equal their respective gross fair market values, as determined pursuant to procedures adopted by the Board, as of the following times: (i) the acquisition of an additional Interest in the Fund by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Fund to a Member of more than a de minimis amount of property as consideration for an Interest in the Fund; and (iii) the liquidation of the Fund within the meaning of Treasury Regulation §1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), and (ii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative Interests of the Members in the Fund.

(c)          The Gross Asset Value of any asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined pursuant to procedures adopted by the Board.

(d)          The Gross Asset Values of the Fund’s assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code §734(b) or Code §743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(m) and sub-paragraph (f) of the definition of Profits and Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this sub-paragraph (d) to the extent the Board determines that an adjustment pursuant to sub-paragraph (b), hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this sub-paragraph (d).

(e)          If the Gross Asset Value of an asset has been determined or adjusted pursuant to sub-paragraph (a), (b), or (d) hereof, such Gross Asset Value shall thereafter be adjusted by Depreciation under Treasury Regulation §1.704-1(b)(2)(iv)(g) taken into account with respect to such asset for purposes of computing Profits and Losses.

“INDEPENDENT MANAGERS” mean those Managers who are not “interested persons” of the Fund as such term is defined in the 1940 Act.

“INITIAL MANAGER” means Garrett R. D’Alessandro, the Person who directed the formation of the Fund and served as the initial Manager.

“INTEREST” means the entire limited liability company interest (as defined in the Delaware Act) in the Fund at any particular time of a Member or other person to whom an Interest or portion thereof has been transferred pursuant to this Agreement, including the rights and obligations of such Member or other person under this Agreement and the Delaware Act.

“MANAGER” means an individual designated as a manager of the Fund pursuant to the provisions of Section 2.6, and who shall be deemed a “Manager” of the Fund within the meaning of the Delaware Act.  A Manager shall be vested with the same powers, authority, and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation.

“MEMBER” means any Person who shall have been admitted to the Fund as a Member, or a substitute Member who is admitted to the Fund pursuant to this Agreement, in such person’s capacity as a Member until the Fund repurchases the entire Interest of such person as a Member pursuant to Section 4.4 hereof or a substituted Member or Members are admitted with respect to any such person’s entire Interest as a Member pursuant to Section 4.3 hereof.

“MEMBER NONRECOURSE DEBT” has the meaning set forth in Treasury Regulation §1.704-2(b)(4).

“MEMBER NONRECOURSE DEBT MINIMUM GAIN” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation §1.704-2(i)(3).

“MEMBER NONRECOURSE DEDUCTIONS” has the meaning set forth in Treasury Regulations §1.704-2(i)(1) and §1.704-2(i)(2).

“NET ASSET VALUE” means the total value of all assets of the Fund as valued pursuant to Section 8.3, less an amount equal to all accrued debts, liabilities, and obligations of the Fund, calculated before giving effect to any repurchase of Units.

“1940 ACT” means the Investment Company Act of 1940 and the rules, regulations, and orders thereunder, as amended from time to time, or any successor law.

“NONRECOURSE DEDUCTIONS” has the meaning set forth in Treasury Regulations §1.704-2(b)(1) and §1.704-2(c).

“NONRECOURSE LIABILITY” has the meaning set forth in Treasury Regulation §1.704-2(b)(3).

“OFFERING PERIOD” means the period beginning when the Fund commences the sale of Units.

“PERSON” means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization, or unincorporated organization.

“PROFITS” and “LOSSES” mean, for each Fiscal Year, an amount equal to the Fund’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments:

(a)          Any income of the Fund that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall be added to such taxable income or loss;

(b)          Any expenditures of the Fund described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall be subtracted from such taxable income or loss;

(c)          In the event the Gross Asset Value of any of the Funds asset is adjusted pursuant to sub-paragraph (a) or (b) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)          Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)          In lieu of the Depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation hereof;

(f)          To the extent an adjustment to the adjusted tax basis of any Fund asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)          Notwithstanding any other provision of this Definition of Profits and Losses, any items which are specially allocated pursuant to Section 6.2 (other than Section 6.2(a)) or Section 6.3 hereof, shall not be taken into account in computing Profits or Losses.  The amounts of the items of Fund income, gain, loss, or deduction available to be specially allocated pursuant to Sections 6.2 and 6.3 hereof shall be determined by applying rules analogous to those set forth in sub-paragraphs (a) through (f) above.

“REPURCHASE VALUATION DATE” shall have the meaning set forth in Section 4.4.

“SECURITIES” means securities (including, without limitation, equities, debt obligations, securities of other investment companies, options, and other “securities” as that term is defined in Section 2(a) (36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation, currency, or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies, or commodities, and any options thereon.  [The term “securities” shall also include investments in a promissory note secured by certain interests in litigation proceeds purchase contracts.]

“SERIES” means any series of limited liability company interests established by the Board relating to a distinct portfolio and having separate rights and powers with respect to the assets of the Fund allocated to such Series.

“TAX MATTERS MEMBER” means the Member designated as “Tax Matters Member” of the Fund pursuant to Section 8.5 hereof.

“TRANSFER” means the assignment, transfer, sale, or other disposition of all or any portion of an Interest, including any right to receive any allocations and distributions attributable to an Interest.

“TREASURY REGULATIONS” shall include proposed, temporary, and final regulations promulgated under the Code in effect as of the date of filing the Certificate and the corresponding sections of any regulations subsequently issued that amend or supersede those regulations.

“UNIT” or “UNITS” means an Interest of a Member in the Fund represented by a Contribution, with a Net Asset Value determined from time to time thereafter as provided in Section 8.3.

“VALUATION DATE” means any date in which the Net Asset Value of the Fund is computed, as determined by the Board.

ARTICLE II

ORGANIZATION; ADMISSION OF MEMBERS; BOARD

2.1         FORMATION OF LIMITED LIABILITY COMPANY.  The Initial Manager and any person designated by the Board hereby are designated as authorized persons, within the meaning of the Delaware Act, to execute, deliver, and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware.  The Board shall cause to be executed and filed with applicable governmental authorities any other instruments, documents, and certificates which, in the opinion of the Fund’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware, or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Fund.

2.2         NAME.  The initial name of the Fund shall be “Rochdale High Yield Advances Fund LLC” or such other name as the Board hereafter may adopt upon: (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act; and (ii) sending notice thereof to each Member.

2.3         PRINCIPAL AND REGISTERED OFFICE.  The Fund shall have its principal office at 570 Lexington Avenue, New York, New York 10022-6837, or at such other place designated from time to time by the Board.  The Fund shall have its registered office in the State of Delaware at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808 and its registered agent for service of process at such address is Corporation Service Company, unless a different registered office or agent is designated from time to time by the Board in accordance with the Delaware Act.

2.4         DURATION.  The term of the Fund commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue perpetually unless and until the Fund is dissolved pursuant to Section 7.1 hereof.

2.5         BUSINESS OF THE FUND.  The business of the Fund is, without limitation, to purchase, sell, invest, and trade in Securities and to engage in any financial or derivative transactions relating thereto or otherwise and to engage in such other activities and to exercise such rights and powers as permitted by limited liability companies under the Delaware Act.  On behalf of the Fund, the officers of the Fund may execute, deliver, and perform all contracts, agreements, and other undertakings and engage in all activities and transactions as may in the opinion of the Board be necessary or advisable to carry out the Fund’s business and any amendments to any such contracts, agreements, and other undertakings, all without any further act, vote, or approval of any other person, notwithstanding any other provision of this Agreement.

2.6         THE BOARD.

(a)          The Initial Manager shall serve as a Manager on the Board as of October 25, 2010, until the proper designation of those persons first listed on Schedule I who shall agree to be bound by all of the terms of this Agreement to serve as Managers on the initial Board, which agreement to be bound shall be effective as of the date of their acceptance of their appointment as Manager.  The Board may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Manager and the provisions of Section 3.3 hereof with respect to the election of Managers by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Manager.  The names and mailing addresses of the Managers shall be set forth in the books and records of the Fund.  The number of Managers shall be fixed from time to time by a written instrument signed by, or by resolution approved at a duly constituted meeting by vote of, a majority of the Board, provided however that the number of Managers shall at all times be at least one and no more than ten as determined, from time to time, by the Managers pursuant to this Agreement.

(b)          Each Manager shall serve as a Manager for the duration of the term of the Fund, unless his or her status as a Manager shall be sooner terminated pursuant to Section 4.1 hereof.  If any vacancy in the position of a Manager occurs, the remaining Managers may appoint a person to serve in such capacity, provided such appointment is in accordance with the 1940 Act.  The Managers may call a meeting of Members to fill any vacancy in the position of Manager, and shall do so when required by the 1940 Act.

(c)          In the event that no Manager remains to continue the business of the Fund, the Members shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Manager ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Managers to the Board.  If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Managers is not elected within 60 days after the date on which the last Manager ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 7.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 7.2 hereof.

2.7         MEMBERS.

(a)          The Fund may admit one or more Members at such times as the Board may determine.  Members may be admitted to the Fund subject to the condition that each such Member execute an appropriate signature page of this Agreement, application, subscription agreement, or without such execution, if such Member orally, in writing, or by other action, including, but not limited to payment for Units, complies with the conditions for becoming a Member and pursuant to which such Member agrees to be bound by all the terms and provisions hereof.  This Agreement shall not be unenforceable by reason of it not having been signed by a person being admitted as a Member.  The Board, in its sole and absolute discretion, may reject applications or subscription agreements for Units in the Fund.  The admission of any person as a Member shall be effective upon the revision of the books and records of the Fund to reflect the name and the contribution to the capital of the Fund of such additional Member.  Such record of Members shall also set forth the number of Units that each Member holds.

(b)          If a Member is admitted to the Fund prior to the initial Closing, the Capital Account of such Member shall be adjusted by any Profit or Loss allocable to such Member for the period through the initial Closing.

2.8         BOTH MANAGERS AND MEMBERS.  A Member may at the same time be a Manager, in which event such Member’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act and the 1940 Act.  Except for the Manager who serves as the Tax Matters Member, a Manager need not be a Member.

2.9         ORGANIZATIONAL MEMBER AND THE INITIAL MANAGER.  Rochdale Investment Management LLC shall be the Organizational Member of the Fund and Garrett R. D’Alessandro shall be the Initial Manager of the Fund.

2.10       LIMITED LIABILITY.  To the fullest extent permitted under applicable law, a Member shall not be liable for the Fund’s debts, obligations, or liabilities in any amount in excess of the Capital Account balance of such Member.  To the fullest extent permitted under applicable law, the Initial Manager of the Fund and the Managers shall not be liable for the Fund’s debts, obligations, and liabilities.

2.11       SERIES.  The Fund may create one or more Series and/or classes from time to time.  With respect to any Series established by the Fund, the following provisions shall apply:

(a)          separate and distinct records shall be maintained for each Series, and the assets associated with any such Series shall be held and accounted for separately from the other assets of the Fund or any other Series;

(b)          the debts, liabilities, and obligations incurred, contracted for, or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Fund generally or any other Series;

(c)          the Board, in its sole and absolute discretion, shall have authority to restrict allocations or transfers of Member Capital Accounts to or from any Series; and

(d)          notwithstanding Section 18-215 of the Delaware Act, the failure of a Series to have any Member associated with it shall not be the basis for the dissolution of the Series and the winding up of its affairs unless in accordance with the provisions of Article VI.

ARTICLE III

MANAGEMENT

3.1         MANAGEMENT AND CONTROL.

(a)          Management and control of the business of the Fund shall be vested in the Board, which shall have the right, power, and authority, on behalf of the Fund and in its name, to exercise all rights, powers, and authority of “managers” under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder.  No Manager shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Manager’s authority as delegated by the Board.  The parties hereto intend that, except to the extent otherwise expressly provided herein: (i) each Manager shall be vested with the same powers, authority, and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation; and (ii) each Independent Manager shall be vested with the same powers, authority, and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation and who is not an “interested person” of such company as such term is defined in the 1940 Act.  During any period in which the Fund shall have no Managers, the Organizational Member shall have the authority to manage the business and affairs of the Fund.  The Managers may make contributions and own Units in the Fund, but are not required to do so; except that, the Manager who serves as the Tax Matters Member is required to be a Member and own Units in the Fund.

(b)          Each Member agrees not to treat, on his personal income tax return or in any claim for a tax refund, any item of income, gain, loss, deduction, or credit in a manner inconsistent with the treatment of such item by the Fund.  The Board and the Tax Matters Member shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Fund under any provisions of the Code or any other revenue laws.

(c)          Members shall have no right to participate in and shall take no part in the management or control of the Fund’s business, except to the extent specifically provided herein, and shall have no right, power, or authority to act for or bind the Fund.  Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act.

(d)          The Board may delegate to any person, including officers of the Fund, any rights, power, and authority vested by this Agreement in the Board to the extent permissible under applicable law.

3.2         ACTIONS BY THE BOARD.

(a)          Unless provided otherwise in this Agreement, the Board shall act only: (i) by the affirmative vote of a majority of the Managers (which majority shall include any requisite number of Independent Managers required by the 1940 Act) present at a meeting duly called at which a quorum of the Managers shall be present (in person, which may include any means of communication that allows all Managers participating to hear each other simultaneously during the meeting, as permitted by the SEC and/or the 1940 Act, or, if in person attendance is not required by the 1940 Act, in person or by telephone); or (ii) without a meeting, if permissible under the 1940 Act, by the written consent of the Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Managers entitled to vote thereon were present and voted.

(b)          The Board may designate from time to time a Chairperson who shall preside at all meetings.  Meetings of the Board may be called by the Chairperson or any two Managers, and may be held on such date and at such time and place, as the Board shall determine.  Each Manager shall be entitled to receive written notice of the date, time, and place of such meeting within a reasonable time in advance of the meeting.  Notice need not be given to any Manager who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting.  Managers may attend and participate in any meeting by telephone, except where in person attendance at a meeting is required by the 1940 Act.  A majority of the Managers then in office shall constitute a quorum at any meeting.

(c)          The Board may designate from time to time agents and employees of the Fund, who shall have the same powers and duties on behalf of the Fund (including the power to bind the Fund ) as are customarily vested in officers of a Delaware corporation, and designate them as officers of the Fund.

3.3         MEETINGS OF MEMBERS.

(a)          Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present.  Meetings of the Members may be called by the Board or by Members holding a majority of the total number of votes eligible to be cast by all Members, and may be held at such time, date, and place as the Board shall determine.  The Board shall arrange to provide written notice of the meeting, stating the date, time, and place of the meeting and the record date therefore, to each Member entitled to vote at the meeting within a reasonable time prior thereto.  Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting.  Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting.  The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting.  In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members.  Except as otherwise required by any provision of this Agreement or of the 1940 Act: (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Managers; and (ii) all other actions of the Members taken at a meeting shall require the lesser of (1) at least 67% of the votes present, provided that the holders of more than 50% of the eligible votes are present or represented by proxy at such meeting, or (2) more than 50% of the outstanding votes.

(b)          Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member’s Units as of the record date for such meeting.  The Board shall establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(c)          A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting.  A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person.  Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

3.4         CUSTODY OF ASSETS OF THE FUND.  The physical possession of all funds, Securities, or other property of the Fund shall at all times, be held, controlled, and administered by one or more custodians retained by the Fund in accordance with the requirements of the 1940 Act.

3.5         OTHER ACTIVITIES OF MEMBERS AND MANAGERS.

(a)          The Managers shall not be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement.

(b)          Any Member, Manager, or Affiliate of the foregoing may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisers, or agents of other companies, partners of any partnership, Members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements.  No Member shall have any rights in or to such activities of any other Member or Manager, or any profits derived therefrom.

3.6         DUTY OF CARE.

(a)          A Manager shall not be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of the Manager’s services under this Agreement, unless it shall be determined by final judicial decision in a court of competent jurisdiction on the merits from which there is no further right to appeal that such loss is due to an act or omission of such person constituting willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Manager’s office or as otherwise required by law.

(b)          A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for Units shall be liable to the Fund, any other Member, or third parties only as required by the Delaware Act or otherwise provided in this Agreement.

3.7          INDEMNIFICATION.

(a)          To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify the Initial Manager, each Manager and the Tax Matters Member and the executors, heirs, assigns, successors, or other legal representatives of each of the foregoing, and of any person who controls or is under common control, or otherwise affiliated, with the Initial Manager, Manager, or the Tax Matters Member (and their executors, heirs, assigns, successors, or other legal representatives) against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been the Initial Manager, a Manager, or the Tax Matters Member, as the case may be, of the Fund or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost, or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation, or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.  The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

(b)          Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation, or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that: (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee’s failure to fulfill his or its undertaking; or (iii) a majority of the Managers (excluding any Manager who is seeking advancement of expenses hereunder or is or has been a party to any action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c)          As to the disposition of any action, suit, investigation, or proceeding (whether by a compromise payment, pursuant to a consent decree, or otherwise) without an adjudication or a decision on the merits by a court of competent jurisdiction, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.7(a) hereof if: (i) approved as in the best interests of the Fund by vote of a majority of the Managers (excluding any Manager who is seeking indemnification hereunder or is or has been a party to any action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office; or (ii) the Managers secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.

(d)          Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a final decision on the merits in a court of competent jurisdiction in any action, suit, investigation, or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.  In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7.  In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(e)          An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 as to which he, she, or it may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f)          The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.  Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Manager or other person.

3.8         FEES, EXPENSES, AND REIMBURSEMENT.

(a)          The Board may cause the Fund to compensate each Independent Manager for his or her services hereunder.  In addition, the Fund shall reimburse the Managers for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(b)          The Fund shall bear all of its own operating expenses incurred in the business of the Fund other than those specifically required to be borne by another party pursuant to a separate written agreement with the Fund.  Expenses to be borne by the Fund include, but are not limited to, the following:

(i)          all fees payable to any investment adviser or sub-adviser employed by the Fund to supervise the assets of the Fund;

(ii)         all costs and expenses related to portfolio transactions and positions for the Fund’s account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on Securities sold short, dividends on Securities sold short but not yet purchased, custodial fees, margin fees, transfer taxes and premiums, and taxes withheld on foreign dividends;

(iii)         all costs and expenses associated with the organization, operation, and registration of the Fund, offering costs, and the costs of compliance with any applicable federal or state laws;

(iv)         the costs and expenses of holding meetings of the Board and any meetings of Members that are regularly scheduled, permitted, or are required to be held by this Agreement, the 1940 Act, or other applicable law;

(v)         fees and disbursements of any attorneys, accountants (including tax preparation fees), auditors, and other consultants and professionals engaged on behalf of the Fund to assist in connection with its operations;

(vi)         the costs of a fidelity bond and any liability insurance obtained on behalf of the Fund or the Managers;

(vii)        all costs and expenses associated with the organization of any subsidiary vehicle deemed necessary for the investment operations of the Fund, or with the operation of the Fund as a master-feeder structure as contemplated by Section 9.10 hereof;

(viii)       all costs and expenses of preparing, printing, and distributing reports and other communications to Members;

(ix)         the fees of custodians, transfer agents, and other persons providing administrative services to the Fund;

(x)          all expenses in computing the Net Asset Value of the Fund and the Units, including any equipment or services obtained for such purposes;

(xi)        administrative and Member service fees incurred by the Fund will be allocated among its various classes based on the Net Asset Value of the Fund attributable to each such class; and

(xii)        such other types of expenses as may be approved from time to time by the Board.

ARTICLE IV

TERMINATION OF STATUS OF MANAGERS;

TRANSFERS, REPURCHASES, AND REDEMPTIONS

4.1         TERMINATION OF STATUS OF A MANAGER.  The status of a Manager shall terminate if the Manager: (a) shall die; (b) shall be adjudicated incompetent; (c) shall voluntarily withdraw as a Manager (upon not less than 90 days’ prior written notice to the other Managers, unless the other Managers waive such notice); (d) shall be removed; (e) shall be certified by a physician to be mentally or physically unable to perform his or her duties hereunder; (f) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law, or make an assignment for the benefit of creditors; or (g) shall have a receiver appointed to administer the property or affairs of such Manager.

4.2         REMOVAL OF THE MANAGERS.  Any Manager may be removed by: (a) the vote or written consent of at least two-thirds (2/3) of the Managers not subject to the removal or vote; or (b) the vote or written consent of Members holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Members.

4.3         TRANSFER OF UNITS OF MEMBER.

(a)          Units held by a Member may be transferred only: (i) by operation of law pursuant to the death, divorce, bankruptcy, insolvency, or dissolution of such Member; or (ii) under extremely limited circumstances, with the written consent of the Board (which may be withheld for any reason in its sole and absolute discretion).  If any transferee does not meet such investor eligibility requirements, the Fund reserves the right to redeem its Units.  If the Board does not consent to a transfer by operation of law, the Fund shall redeem the Units from the Member’s successor.  Any transfer must comply with the Securities Act of 1933, as amended.  The Board generally will not consent to a transfer unless the transfer is: (i) one in which the tax basis of the Units in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferring Member (e.g., certain gifts and contributions to family entities); or (ii) to members of the transferring Member’s immediate family (e.g., siblings, spouse, parents, and children).  If any Unit is transferred during any Fiscal Year in compliance with the provisions of this Section 4.3, Profits, Losses, each item thereof, and all other items attributable to the Units for such Fiscal Year shall be divided and allocated between the transferor and the transferee during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Board.  All distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.  The foregoing permitted transferees will not be allowed to become substituted Members without the consent of the Board, which may be withheld in its sole and absolute discretion.  Each transferring Member and transferee agrees to pay all expenses, including, but not limited, to attorneys’ and accountants’ fees, incurred by the Fund in connection with any transfer.

(b)          By subscribing for Units, each Member agrees to indemnify and hold harmless the Fund, the Managers, or each other Member, and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs, and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs, and expenses or any judgments, fines, and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from any transfer made by that Member in violation of this Section 4.3 or any misrepresentation made by that Member in connection with any such transfer.

(c)          Each transferring Member shall indemnify and hold harmless the Fund, the Managers, or each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs, and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs, and expenses or any judgments, fines, and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from: (i) any transfer made by such Member in violation of this Section 4.3; and (ii) any misrepresentation by such Member in connection with any such transfer.

4.4         REPURCHASE OF UNITS.

(a)          General.  Except as otherwise provided in this Agreement, no Member or other person holding Units or portion thereof shall have the right to require the Fund to redeem its Units.  The Board of the Fund, from time to time, and in its sole and absolute discretion, may determine to cause the Fund to offer to repurchase Units from Members, on such terms and conditions as set forth in this Agreement.  However, (i) any repurchase shall not occur until at least 60 calendar days after the Member has notified the Fund, in writing of the Member’s desire to have the Fund redeem its Units, (ii) the Fund shall not offer to repurchase Units on more than four occasions during any Fiscal Year, and (iii) the percentage interests in capital or profits repurchased (other than in private transactions described in Treasury Regulation Section 1.7704-1(e)) in any Fiscal Year shall not exceed 10% of the total interests in capital or profits.  In accordance with the terms and conditions as are set forth in this Agreement, in determining whether to cause the Fund to repurchase Units pursuant to written requests by Members, the Board shall consider the following factors, among others, in making such determination:

(1)        whether any Members have requested that the Fund repurchase their Units;

(2)        the liquidity of the Fund’s assets;

(3)        the investment plans and working capital requirements of the Fund;

(4)        the relative economies of scale with respect to the size of the Fund;

(5)        the history of the Fund in repurchasing Units;

(6)        the economic condition of the securities markets; or

(7)        the anticipated tax consequences of any proposed repurchases of Units.

(b)          Discretionary Repurchases.  Subject to Section 4.4(a) above, the Board, in its sole discretion may cause the Fund to repurchase Units on terms fair to the Fund and to all Members or one or more classes of Members (including persons holding Units acquired from Members), as applicable, in the following manner:

(i)          The Board will provide written notice to Members when it has determined, in its sole and absolute discretion that the Fund will repurchase Units.  Such notice will describe the terms of the repurchase offer, including:

(1)        the commencement date of the repurchase offer;

(2)        the date on which repurchase requests must be received by the Fund (the “Repurchase Request Deadline”); and

(3)        other information that Members should consider in deciding whether and how to participate in such repurchase opportunity.

(ii)         Members must submit, in writing, requests for repurchase to the Fund or its designated agent.  The Repurchase Request Deadline will be a date set by the Board occurring no sooner than 20 business days after the commencement date of the repurchase offer and such Repurchase Request Deadline may be extended by the Board in its sole and absolute discretion.  The Fund will not accept any repurchase request received by it or its designated agent after the Repurchase Request Deadline.

(iii)           Promptly after the Repurchase Request Deadline, the Fund will give to each Member whose Units have been accepted for repurchase a payment consisting of: (1) cash or a Promissory Note entitling the Member to be paid an amount equal to such percentage of the estimated value of the repurchased Units as may be determined by the Board as of the Repurchase Valuation Date (the “Initial Payment”); and, if determined to be appropriate by the Board or if the Initial Payment is less than 100% of the “estimated value of the repurchased Units,” (2) a Promissory Note based upon the results of the annual audit of the Fund’s financial statements, i.e., the “Post-Audit Payment,” as set forth below.

(iv)        The Initial Payment may be in cash and equal to an amount up to 100% of the estimated value of the repurchased Units, and shall be determined as of the effective date of the repurchase (the “Repurchase Valuation Date”) when the “estimated value of the repurchased Units” is determined to equal the value of the Member’s Capital Account or portion thereof based on the Net Asset Value of the Fund’s assets after giving effect to all allocations to be made to the Member’s Capital Account as of such date.  The Repurchase Valuation Date is the last business day of the quarter in which the Repurchase Request Deadline occurs, which shall be approximately 65 days after the Repurchase Request Deadline.  Initial Payment amounts generally shall be calculated within 10 business days after the Repurchase Valuation Date in accordance with the Fund’s valuation procedures as adopted by the Fund’s Board.  The Initial Payment will be made as of a date approximately, but no earlier than, 30 days after the Repurchase Valuation Date.

(v)         In the event that it is determined to be appropriate by the Board or if the Initial Payment is less than 100% of the estimated value of the repurchased Units, the second and final payment in respect of the Promissory Note (the “Post- Audit Payment”) will be in an amount equal to the excess, if any, of (1) the value of the repurchased Units, determined as of the Repurchase Valuation Date and based upon the results of the annual audit of the Fund’s financial statements for the year in which the Repurchase Valuation Date occurs, over (2) the Initial Payment.  The Board anticipates that the annual audit of the Fund’s financial statements will be completed within 60 days after the end of each Fiscal Year and that the Post-Audit Payment will be made promptly after the completion of the audit.

(vi)        The Promissory Note shall be non-interest bearing and non-transferable.

(vii)       Payment for Units accepted by the Fund for repurchase will be made in whole or in part in cash or securities of equivalent value.

(viii)      The Fund may suspend or postpone any repurchase offer, by vote of a majority of the Board, including a majority of the Independent Managers, including but not limited to:

(1)        which it is not reasonably practicable for the Fund to dispose of securities it owns or to determine the value of the Fund’s nets assets;

(2)        for any other periods that the SEC permits by order for the protection of Members; or

(3)        under such other unusual circumstances as the Board deems advisable for the benefit of the Fund and its Members.

(ix)        The Board, in its sole and absolute discretion, shall determine the amount of Units to be repurchased, if any.  If a greater number of Units is submitted for repurchase by Members as of the Repurchase Request Deadline than the repurchase offer amount, as determined by the Board in its sole and absolute discretion, subsequent to the repurchase in Section 4.4(a) above, the Fund may repurchase an additional amount of Units not to exceed 2% of the Units outstanding on the Repurchase Request Deadline.  If the Board determines not to repurchase more than the repurchase offer amount or if Members submit for repurchase Units in an amount exceeding the repurchase offer amount plus 2% of the Units outstanding on the Repurchase Request Deadline, the Fund shall repurchase the Units submitted for repurchase on a pro rata basis, disregarding fractions, according to the number of Units submitted for repurchase by each Member as of the Repurchase Request Deadline; provided, however, that this provision shall not prohibit the Fund from:

(1)        accepting all Units submitted for repurchase by Members who own, beneficially or of record, an aggregate of not more than a specified percentage of such Units and who submit for repurchase all their Units, before prorating Units submitted for repurchase by other Members; or

(2)        accepting by lot Units submitted for repurchase by Members who offer all Units held by them or who, when submitting for repurchase their Units, elect to have either all or none or at least a minimum amount or none accepted, if the Fund first accepts all Units submitted for repurchase by Members who do not so elect.

(x)         The Board may, in its sole and absolute discretion, elect to impose charges on Members or other persons who submit their Units for repurchase.

(xi)         A Member who submits for repurchase only a portion of such Member’s Units shall be required to maintain a Capital Account balance at least equal to $25,000.

(xii)        A Manager may submit for repurchase its Units as a Member under Section 4.4 hereof; except that, if the Manager is serving as the Tax Matters Partner, it shall be required to own Units in the Fund.

(c)          Mandatory Redemptions.  The Board may cause the Fund to redeem Units of a Member or any person acquiring Units thereof from or through a Member in the event that the Board determines or has reason to believe that, among other things:

(i)          such Units have been transferred or such Units have vested in any person by operation of law as a result of the death, dissolution, bankruptcy, or incompetence of a Member;

(ii)         ownership of such Units by a Member or other person will cause the Fund to be in violation of, or require registration of any Units, or subject the Fund to additional registration or regulation under, the securities, commodities, or other laws of the United States or any other relevant jurisdiction;

(iii)         continued ownership of such Units may be harmful or injurious to the business or reputation of the Fund, or may subject the Fund or any of its Members to an undue risk of adverse tax or other fiscal consequences;

(iv)         any representation or warranty made by a Member in connection with the acquisition of Units was not true when made or has ceased to be true; or

(v)         it would be in the best interests of the Fund, as determined by the Board in its sole and absolute discretion, for the Fund to redeem such Units.

ARTICLE V

CAPITAL

5.1         CONTRIBUTIONS TO CAPITAL.

(a)          The minimum initial contribution of each Member to the capital of the Fund shall be such amount as the Board, in its discretion, may determine from time to time.  The amount of the initial contribution of each Member shall be recorded on the books and records of the Fund upon acceptance as a contribution to the capital of the Fund.  Except for the Tax Matters Member, the Managers shall not be entitled to make contributions of capital to the Fund as Managers of the Fund, but may make contributions to the capital of the Fund as Members.  The Manager who serves as the Tax Matters Member is required to make a contribution and own Units in the Fund.

(b)          Members may make additional contributions to the capital of the Fund effective as of such times as the Board, in its discretion, may permit, subject to Section 2.7 hereof, but no Member shall be obligated to make any additional contribution to the capital of the Fund.  The minimum additional capital contribution of a Member to the capital of the Fund shall be such amount as the Board, in its sole discretion, may determine from time to time.

(c)          Initial and any additional contributions to the capital of the Fund by any Member shall be payable in cash, payable in readily available funds at the date of the proposed acceptance of the contribution.

5.2          RIGHTS OF MEMBERS TO CAPITAL.  No Member shall be entitled to interest on any contribution to the capital of the Fund, nor shall any Member be entitled to the return of any capital of the Fund except as otherwise specifically provided herein, for example: (a) upon the repurchase by the Fund of a part or all of such Member’s Units pursuant to Section 4.4 hereof, (b) pursuant to the provisions of Section 6.6 hereof, or (c) upon the liquidation of the Fund’s assets pursuant to Section 7.2 hereof.  No Member shall be liable for the return of any such amounts.  No Member shall have the right to require partition of the Fund’s property or to compel any sale or appraisal of the Fund’s assets.

5.3         CAPITAL ACCOUNTS.  The Fund shall maintain a separate Capital Account for each Member.

ARTICLE VI

ALLOCATION OF PROFITS AND LOSSES

6.1         PROFITS AND LOSSES.  After giving effect to the special allocations set forth in Sections 6.2 and 6.3, Profits and Losses for each Fiscal Year shall be allocated among the Members pro rata in proportion to Units held.

6.2         SPECIAL ALLOCATIONS.  The following special allocations shall apply:

(a)          Limitation on Losses.  The Losses allocated pursuant to Section 6.1 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have a Deficit Capital Account at the end of any Fiscal Year.  In the event some but not all of the Members would have Deficit Capital Accounts as a consequence of an allocation of Losses pursuant to Section 6.1 hereof, the limitation set forth in this Section 6.2 shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treasury Regulation §1.704-1(b)(2)(ii)(d).

(b)          Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulation §1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in the Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of the Fund income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in the Company Minimum Gain, determined in accordance with Treasury Regulation §1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations §1.704-2(f)(6) and §1.704-2(j)(2).  This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in §1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(c)          Member Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulation §1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation §1.704-2(i)(5), shall be specially allocated items of the Fund income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation §1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations §1.704-2(i)(4) and §1.704-2(j)(2).  This Section 6.2(c) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation §1.704-2(i)(4) and shall be interpreted consistently therewith.

(d)          Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in §1.704-1(b)(2)(ii)(d)(4), §1.704-1(b)(2)(ii)(d)(5), or §1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of the Fund income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Member would have a Deficit Capital Account after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(d) were not in this Agreement.

(e)          Gross Income Allocation.  In the event any Member has a Deficit Capital Account at the end of any Fiscal Year, each such Member shall be specially allocated items of the Fund income and gain in the amount of such deficit as quickly as possible, provided that an allocation pursuant to this Section 6.2(e) shall be made only if and to the extent that such Member would have a Deficit Capital Account after all other allocations provided for in this Agreement have been made as if Section 6.2(d) hereof and this Section 6.2(e) were not in this Agreement.

(f)          Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in accordance with the general allocation of Losses set forth in Section 6.1 above.

(g)          Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation §1.704-2(i)(1).

(h)          Code §754 Adjustment.  To the extent an adjustment to the adjusted tax basis of any Fund asset pursuant to Code §734(b) or Code §743(b) is required, pursuant to Treasury Regulations §1.704-1(b)(2)(iv)(m)(2) or §1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Fund, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Units in the Fund in the event Treasury Regulation §1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event Treasury Regulation §1.704-1(b)(2)(iv)(m)(4) applies.

6.3         CURATIVE ALLOCATIONS.  The allocations set forth in Sections 6.2(b), 6.2(c), 6.2(d), 6.2(e), 6.2(f), 6.2(g) and 6.2(h) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section 6.3.

6.4         OTHER ALLOCATION RULES.

(a)          Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article VI as of the last day of each Fiscal Year, provided that Profits, Losses, and such other items shall also be allocated at such times as the Gross Asset Values of property are adjusted pursuant to sub-paragraph (b) of the definition of “Gross Asset Value” in Article I.

(b)          For purposes of determining the Profits, Losses, or any other items allocable to any Fiscal Period within a Fiscal Year, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code §706 and the Treasury Regulations thereunder, which takes into account the varying interests of the Members during each Fiscal Year.

(c)          The Members are aware of the income tax consequences of the allocations made by this Agreement and hereby agree to be bound by the provisions hereof in reporting their shares of income and loss for income tax purposes.

(d)          “Excess Nonrecourse Liabilities” of the Partnership, within the meaning of Treasury Regulation §1.752-3(a)(3) shall be allocated among the Members in proportion to Units held.

(e)          To the extent permitted by Treasury Regulation §1.704-2(h)(3), the Board shall endeavor not to treat distributions of cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt, but only to the extent that such distributions would cause or increase a Deficit Capital Account for any Member.

(f)          In the event the Fund has taxable income that is characterized as ordinary income under the recapture provisions of the Code, each Member’s distributive share of taxable gain or loss from the sale of depreciable assets (to the extent possible) shall include a proportionate share of the recapture income equal to the Member’s share of prior cumulative depreciation deductions with respect to the assets that gave rise to the recapture income.

6.5         TAX ALLOCATIONS; CODE SECTION 704(c).  Except as otherwise provided in this Section 6.5, each item of income, gain, loss and deduction of the Fund for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under this Article VI.  In accordance with Code Section 704(c), and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Fund shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Fund for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value in Article I) using the traditional method, pursuant to the Treasury Regulations under Code §704(c).  In the event the Gross Asset Value of any asset is adjusted pursuant to sub-paragraph (b) of the definition of Gross Asset Value in Article I, subsequent allocations of income, gain, loss and depreciation with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code §704(c) and the Treasury Regulations thereunder.  Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purposes and intention of this Agreement; provided that, any item of loss or deduction attributable to property contributed by a Member shall, to the extent of an amount equal to the excess of (a) the federal income tax basis of such property at the time of its contribution over (b) the Gross Asset Value of such property at such time, be allocated in its entirety to such contributing Member and the tax basis of such property for the purposes of computing the amounts of all items allocated to any other Members (including a transferee of the contributing Member) shall be equal to its Gross Asset Value upon its contribution to the Fund.  Allocations pursuant to this Section 6.5 are solely for the purposes of federal, state and local taxes and shall not effect, or in any way be taken into account in computing any Member’s Capital Account or share of profits, losses or other items or distributions pursuant to any provisions of this Agreement.

6.6         DISTRIBUTIONS.  The Board, in its sole discretion, may authorize the Fund to make distributions in cash or in kind at any time to all of the Members pro rata in proportion to Units held.

6.7         AMOUNT WITHHELD.  All amounts withheld pursuant to the Code or any provision of any state, local, or foreign tax law with respect to any payment, distribution, or allocation to the Fund or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members for all purposes under this Agreement.  The Fund is authorized to withhold from payments and distributions, or with respect to allocations, to the Members, and to pay over to any federal, state, and local government, or any foreign government, any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state, or local law, or any foreign law, and shall so allocate any such amounts to the Members with respect to which such amount was withheld.

ARTICLE VII

DISSOLUTION AND LIQUIDATION

7.1         DISSOLUTION.

(a)          The Fund shall be dissolved at any time there are no Members, unless the Fund is continued in accordance with the Delaware Act, or upon the occurrence of any of the following events:

(i)          upon the affirmative vote to dissolve the Fund by: (1) the Board; or (2) Members holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Members;

(ii)          upon the failure of Members to elect a successor Board at a meeting called by the Members in accordance with this Agreement, when no Board member remains to continue the business of the Fund;

(iii)         the entry of a decree of judicial dissolution under § 18-802 of the Delaware Act;  or

(iv)         as required by operation of law.

Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur or the conclusion of any applicable 60 day period during which the Board and Members may elect to continue the business of the Fund as provided herein, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 7.2 hereof and the Certificate has been canceled.

7.2         LIQUIDATION OF ASSETS.

(a)          Upon the dissolution of the Fund as provided in Section 7.1 hereof, the Board, acting directly or through a liquidator it selects, shall promptly liquidate the business and administrative affairs of the Fund, except that if the Board is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall promptly liquidate the business and administrative affairs of the Fund.  The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Board or liquidator shall deem appropriate in its sole and absolute discretion as applicable) shall, subject to the Delaware Act, be distributed in the following manner:

(i)          in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Members, up to and including the date that distribution of the Fund’s assets to the Members has been completed, shall first be paid on a pro rata basis;

(ii)         such debts, liabilities, or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis; and

(iii)         the Members shall be paid next on a pro rata basis the positive balances of their respective Capital Accounts after giving effect to all allocations to be made to such Members’ Capital Accounts for the Fiscal Period ending on the date of the distributions under this Section 7.2(a)(iii).

(b)          Anything in this Section 7.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 7.2(a) above, upon dissolution of the Fund, the Board or other liquidator may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made: (i) the assets distributed in kind shall be valued pursuant to Section 8.3 as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 7.2(a) above; and (ii) any Profit or Loss attributable to property distributed in-kind shall be included in the Profits or Losses for the Fiscal Year ending on the date of such distribution.

ARTICLE VIII

ACCOUNTING, VALUATIONS, AND BOOKS AND RECORDS

8.1         ACCOUNTING, REPORTS AND PRINCIPLES.

(a)          The Fund shall adopt for tax accounting purposes any accounting method permitted by the Code that the Board shall decide in its sole and absolute discretion is in the best interests of the Fund.  The Fund’s accounts shall be maintained in U. S. currency.

(b)          After the end of each taxable year, the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member’s Units as is necessary for Members to complete federal and state income tax or information returns and any other tax information required by federal, state, or local law.

(c)          Except as otherwise required by the 1940 Act or as may otherwise be permitted by rule, regulation, or order, within 60 days after the close of the period for which a report required under this Section 8.1(c) is being made, the Fund shall furnish to each Member a semi-annual report containing the information required by the 1940 Act and an annual report containing the information required by the 1940 Act.  The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent registered public accountants based upon an audit performed in accordance with generally accepted accounting principles.  The Fund may also furnish to each Member such other periodic reports, as it deems necessary or appropriate in its discretion.

(d)          The Fund is a closed-end management investment company registered under the 1940 Act and it intends to be treated as a partnership for federal income tax purposes under the Code.  Therefore, the Board shall be guided: (i) by the applicable recommendations and standards for financial statements, accounting and reporting relating to such a company contained in the current audit and accounting guide that is incorporated herein by reference and entitled “Audits of Investment Companies,” as changed and published from time to time, by the American Institute of Certified Public Accountants; and (ii) by the Fund’s independent registered public accountants.

8.2         DETERMINATIONS BY THE BOARD.

(a)          All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to this Agreement, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board unless specifically and expressly otherwise provided for by the provisions of this Agreement or as required by law, and such determinations and allocations shall be final and binding on all the Members.

(b)          The Board may make such adjustments to the computation of Profits or Losses or any components (withholding any items of income, gain, loss, or deduction) comprising any of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Fund and the intended allocation thereof among the Members.

(c)          Appropriate reserves may be created for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Board, such reserves to be in the amounts that the Board, in its sole discretion, deems necessary or appropriate.  The Board may increase or reduce any such reserves from time to time by such amounts as the Board, in its sole discretion, deems necessary or appropriate.

8.3         VALUATION OF ASSETS.

(a)          Valuation of Securities and other assets shall be made by the Board in accordance with the requirements of the 1940 Act and the valuation procedures adopted by the Board.

(b)          The Net Asset Value of each Unit as of any date shall equal the Net Asset Value of the Fund, determined as provided in Section 8.3(a), divided by the number of Units outstanding.

(c)          The value of Securities and other assets of the Fund and the net worth of the Fund as a whole and the Units determined pursuant to this Section 8.3 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

8.4         FILING OF TAX RETURNS.  The Tax Matters Member or its designated agent shall prepare and file, or cause the accountants of the Fund to prepare and file, a U. S. federal information tax return in compliance with Section 6031 of the Code and any required state and local income tax and information returns for each Fiscal Year of the Fund.

8.5         TAX MATTERS MEMBER.

(a)          A Manager who is a Member shall be designated on the Fund’s annual federal income tax return, and have full powers and responsibilities, as the “Tax Matters Member” of the Fund for purposes of Section 6231(a)(7) of the Code.  Any Member designated as the Tax Matters Member for the Fund under Section 6231(a)(7) of the Code shall be indemnified and held harmless by the Fund from any and all liabilities and obligations that arise from or by reason of such designation.

(b)          Each person (for purposes of this Section 8.5(b), called a “Pass-Thru Partner”) that holds or controls an interest as a Member on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Partner is beneficially owned (directly or indirectly) by another person or persons, shall, within 30 days following receipt from the Tax Matters Member of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Fund holding such interests through such Pass-Thru Partner.  In the event the Fund shall be the subject of an income tax audit by any federal, state or local authority, to the extent the Fund is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Member shall be authorized to act for, and its decision shall be final and binding upon, the Fund and each Member thereof.  All expenses incurred by the Fund or the Tax Matters Member in connection with any such audit, investigation, settlement or review shall be borne by the Fund.

8.6         SECTION 754 ELECTION; BASIS ADJUSTMENTS.

(a)          In the event of a distribution of the Fund property to a Member or an assignment or other Transfer of all or part of the Units of a Member in the Fund, at the request of a Member, the Tax Matter Member, in its sole discretion, may cause the Fund to elect, pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Fund property as provided by Sections 734 and 743 of the Code.

(b)          In connection with a repurchase of a Member’s Units or a distribution to a Member, such Member shall, at the request of the Tax Matters Member, provide the Fund with any information necessary to enable the Fund to determine the adjusted U. S. federal income tax basis of such Member’s Units immediately prior to such repurchase or distribution.

(c)          In connection with any Transfer of a Unit, the transferee shall provide the Fund, within 30 days after such Transfer, with the written notice described in Treasury Regulation §1.743-1(k)(2).

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1         AMENDMENT OF LIMITED LIABILITY COMPANY OPERATING AGREEMENT.

(a)          Except as otherwise provided in this Section 9.1, this Agreement may be amended, in whole or in part, with the approval of: (i) the Board (including the vote of a majority of the Independent Managers, if required by the 1940 Act); or (ii) a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund.

(b)          Any amendment that would: (i) increase the obligation of a Member to make any contribution to the capital of the Fund; (ii) reduce the Capital Account of a Member; or (iii) modify the events causing the dissolution of the Fund may be made only if:

(1)        the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof; or

(2)        such amendment does not become effective until: (A) each Member has received written notice of such amendment; and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to offer his or her entire Interest for repurchase by the Fund.

(c)          The power of the Board to amend this Agreement at any time without the consent of the Members may include, but is not limited to:

(i)          restate this Agreement together with any amendments hereto that have been duly adopted in accordance with this Agreement to incorporate such amendments in a single, integrated document;

(ii)         amend this Agreement (other than with respect to the matters set forth in Section 9.1(b) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof, provided that such action does not adversely affect the rights of any Member in any material respect; and

(iii)         amend this Agreement to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund’s continuing eligibility to be classified for U. S. federal income tax purposes as a partnership.

(d)          The Board shall give written notice of any proposed amendment to this Agreement (other than any amendment of the type contemplated by clause (ii) of Section 9.1(a) hereof) to each Member, which notice shall set forth: (i) the text of the proposed amendment; or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

9.2         SPECIAL POWER OF ATTORNEY.

(a)          Each Member hereby irrevocably makes, constitutes, and appoints each Manager, acting severally, and any liquidator of the Fund’s assets appointed pursuant to Section 7.2 with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place, and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file, and/or publish:

(i)          any amendment to this Agreement that complies with the provisions of this Agreement (including the provisions of Section 9.1 hereof);

(ii)          any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act; and

(iii)         all other such instruments, documents, and certificates that, in the opinion of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the State of Delaware, or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

(b)          Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member’s consent.  If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted.  Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

(c)          This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of each Manager, acting severally, and any liquidator of the Fund’s assets, appointed pursuant to Section 7.2 hereof, and as such:

(i)          shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Fund, the Board, or any liquidator shall have had notice thereof; and

(ii)         shall survive the delivery of a Transfer by a Member of the whole or any portion of such Member’s Interest, except that where the transferee thereof has been approved by the Board for admission to the Fund as a substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board or any liquidator to execute, acknowledge, and file any instrument necessary to effect such substitution.

9.3         NOTICES.  Notices that may be or are required to be provided under this Agreement shall be made, if to a Member, by regular postal mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, or telecopy, electronic mail, the internet, computer interface, or any other electronic method or device of document transfer or telegraphic or other written communication, or, if to the Fund, by regular postal mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, or telecopy, electronic mail, the internet, computer interface, or any other electronic method or device of document transfer or telegraphic or other written communication, and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund in the case of notice given to any Member, and to each of the Members in the case of notice given to the Fund ).  Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex, telecopy, telegraphic, electronic, or other means of written communication.  A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

If any notice addressed to a Member at the address of that Member appearing on the books and records of the Fund is returned to the Fund marked to indicate that such notice is unable to be delivered to the Member at that address, all future notices or reports shall be deemed to have been duly given without further mailing if such future notices or reports shall be kept available to the Member, upon written demand of the Member, at the principal executive office of the Fund for a period of one year from the date of the giving of the notice.

9.4         AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees, or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

9.5         APPLICABILITY OF 1940 ACT AND FORM N-2.  The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the 1940 Act and the Form N-2 which affect numerous aspects of the conduct of the Fund’s business and of the rights, privileges, and obligations of the Members.  Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2 subject to any exemptive relief obtained thereunder relating to the Fund.

9.6         CHOICE OF LAW; ARBITRATION.

(a)          Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of the State of Delaware.

(b)          Unless otherwise agreed in writing, each Member agrees to submit all controversies arising between or among Members or one or more Members and the Fund in connection with the Fund or its businesses or concerning any transaction, dispute, or the construction, performance, or breach of this or any other agreement, whether entered into prior to, on, or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below.  Each Member understands that:

(i)          arbitration is final and binding on the parties;

(ii)          the parties are waiving their rights to seek remedies in court, including the right to jury trial;

(iii)         pre-arbitration discovery is generally more limited than and different from court proceedings;

(iv)         the arbitrator’s award is not required to include factual findings or legal reasoning and a party’s right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

(v)         a panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(c)          All controversies that may arise among Members and one or more Members and the Fund concerning this Agreement shall be determined by arbitration in New York City in accordance with the Federal Arbitration Act, to the fullest extent permitted by law.  Any arbitration under this Agreement shall be determined before and in accordance with the rules then obtaining of the Financial Industry Regulatory Authority (“FINRA”) as the Member or entity instituting the arbitration may elect.  If FINRA does not accept the arbitration for consideration, the arbitration shall be submitted to, and determined in accordance with the rules then obtaining of, the Center for Public Resources, Inc. in New York City.  Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction of the person or persons against whom such award is rendered.  Any notice of such arbitration or for the confirmation of any award in any arbitration shall be sufficient if given in accordance with the provisions of this Agreement.  Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon the Member.

(d)          No Member shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a Member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action unless and until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the Member is excluded from the class by the court.  The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

9.7         NOT FOR BENEFIT OF CREDITORS.  The provisions of this Agreement are intended only for the regulation of relations among past, present, and future Members, Managers, and the Fund.  This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

9.8         CONSENTS.  Any and all consents, agreements, or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

9.9         MERGER AND CONSOLIDATION.

(a)          The Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved in the manner contemplated by Section 18-209(b) of the Delaware Act.

(b)          Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may, to the extent permitted by Section 18-209(b) of the Delaware Act: (i) effect any amendment to this Agreement; (ii) effect the adoption of a new limited liability company operating agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation; or (iii) provide that the limited liability company operating agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company operating agreement of the surviving or resulting limited liability company.

9.10       MASTER-FEEDER STRUCTURE.  The Fund may, at the discretion of the Board, as may be permitted by the 1940 Act, and upon the resolution of a majority of the then Managers, operate as a master-feeder structure or change an existing master-feeder structure, in which the feeder fund invests all of its assets into a master fund, rather than making investments in securities directly.  Existing or created Series of the Fund may either become feeders into a master fund, or themselves become master funds into which other funds may be feeders.

9.11       PRONOUNS.  All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or persons, firm, or corporation may require in the context thereof.

9.12       CONFIDENTIALITY.

(a)          A Member may obtain from the Fund, for any purpose reasonably related to the Member’s Interest, certain confidential information regarding the business affairs or assets of the Fund as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location, and at whose expense) established by the Board (the “Confidential Information”).

(b)          Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish, or make accessible to any other person the name or address (whether business, residence, or mailing) of any Member or any other Confidential Information without the prior written consent of the Board, which consent may be withheld in its sole and absolute discretion.

(c)           Each Member recognizes that in the event that this Section 9.12 is breached by any Member or any of its principals, partners, Members, trustees, officers, directors, employees, or agents or any of its affiliates, including any of such affiliates’ principals, partners, members, trustees, officers, directors, employees, or agents, irreparable injury may result to the non-breaching Members and the Fund.  Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such Members also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.  In the event that any non-breaching Member or the Fund determines that any of the other Members or any of its principals, partners, Members, trustees, officers, directors, employees, or agents or any of its affiliates, including any of such affiliates’ principals, partners, Members, directors, officers, employees, or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Members agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

(d)           The Fund shall have the right to keep confidential from the Members for such period of time as it deems reasonable any information that the Board reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or that the Fund is required by law or by agreement with a third party to keep confidential.

9.13        CERTIFICATION OF NON-FOREIGN STATUS.  Each Member or transferee of an Interest from a Member that is admitted to the Fund in accordance with this Agreement shall certify, upon admission to the Fund and at such other time thereafter as the Board may request, whether he or she is a “United States Person” within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Member’s status.  Any Member who shall fail to provide such certification when requested to do so by the Board may be treated as a non-United States Person for purposes of U. S. federal tax withholding.

9.14       SEVERABILITY.  If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law.  If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

9.15       ENTIRE AGREEMENT.  This Agreement (including the Schedule attached hereto which is incorporated herein) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

9.16       DISCRETION.  To the fullest extent permitted by law, whenever in this Agreement, a person is permitted or required to make a decision: (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members; or (b) in its “good faith” or under another express standard, then such person shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

9.17       COUNTERPARTS.  This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE PRE-DISPUTE ARBITRATION CLAUSES SET FORTH IN SECTION 9.6 AND THE CONFIDENTIALITY CLAUSES SET FORTH IN SECTION 9.12.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

ROCHDALE HIGH YIELD ADVANCES FUND LLC

Name: Garrett R. D’Alessandro
Title: Initial Manager

ADDITIONAL MEMBERS:

Each person who has signed or has had signed on its behalf a Member Signature Page, which shall constitute a counterpart hereof.

SCHEDULE I

The undersigned understand and agree to the provisions of this Agreement pertaining to the obligations of Managers.

Carl Acebes 570 Lexington Avenue New York, NY 10022	Signed: _____________________________ Date: November 4, 2010
Maxime C. Baretge 570 Lexington Avenue New York, NY 10022	Signed: _____________________________ Date: November 4, 2010
Jerry Roland 570 Lexington Avenue New York, NY 10022	Signed: _____________________________ Date: November 4, 2010
Thomas J. Volpe 570 Lexington Avenue New York, NY 10022	Signed: _____________________________ Date: November 4, 2010